Exhibit 10.40

Medical Office Building Lease

1.             BASIC TERMS.  This Section 1 contains the Basic Terms of this lease between Landlord and Tenant, named below.  Other Sections of the Lease referred to in this Section 1 explain and define the Basic Terms and are to be read in conjunction with the Basic Terms.

1.1.         Effective Date of Lease: August 31, 2006

1.2.         Landlord: Image Properties, LLC, a South Carolina limited liability company.

1.3.         Tenant: [MedQuest Entity]., a                  corporation.

1.4.         Premises: Approximately       rentable square feet in the building commonly known as                        ,             ,         (the “Building”).

1.5.         Property: See Exhibit A.

1.6.         Lease Term:           (  ) months (the “Term”), commencing September 1, 2006 (the “Commencement Date”) and ending, subject to Section 2.3 and Exhibit B below,                  (the “Expiration Date”).

1.7.         Permitted Uses (See Section 4.1):  Medical office building, including, but not limited to, the operation of a diagnostic imaging business or medical records storage, and subject to Landlord’s written consent, not to be unreasonably conditioned, delayed or withheld, any other lawful use.

1.8.         Tenant’s Guarantor: MQ Associates, Inc., a Delaware corporation (form of Guaranty attached hereto as Addendum 2).

1.9.         Initial Estimated Additional Rent Payable by Tenant: $         per month.

1.10.       Exhibits to Lease: The following exhibits are attached to and made a part of this Lease: A (legal description); B (Confirmation of Commencement Date); C (Insurance Certificates); D (Termination Option Schedules); Addendum 1 (Renewal Option); and Addendum 2 (Form of Guaranty).

1.11.       Tenant’s proportionate share of Operating Expenses is        %.

2.             LEASE OF PREMISES; RENT.

2.1.         Lease of Premises for Lease Term.  Landlord hereby leases the Premises to Tenant, and Tenant hereby rents the Premises from Landlord, for the Term and subject to the conditions of this Lease.

2.2.         Types of Rental Payments.  Tenant shall pay net base rent to Landlord in monthly installments, in advance, on the first day of each and every calendar month during the Term of this Lease (the “Base Rent”) in the amount of        Thousand       Hundred           and No/100ths Dollars ($  ,   .00); provided, however, beginning January 1, 2009, and occurring again each January 1st thereafter for the remainder of the Lease Term (January 1, 2009 and each January 1st thereafter during the Lease Term, collectively and individually, the “Adjustment Date”), the Base Rent shall be increased annually in the following manner:  subject to the limitations set forth herein, the Base Rent provided for in this Section 2.2 shall be subject to being increased by the percentage of increase, if any, in the United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index for Urban Wage Earners and Clerical Workers — U.S. City Average, All Items (base year 1982-84=100) (“Index”).  If the Index has changed so that the base year differs from that used in this Section, the Index shall be converted in accordance with the conversion factor published by the United States Department of Labor, Bureau of Labor Statistics, to the 1982-84 base.  If the Index is discontinued or revised during the Term, such other government index or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if the Index had not been discontinued or revised.  If the Index is discontinued and no government index or computation replaces it, Landlord and Tenant shall in good faith agree upon a suitable substitute.

On each Adjustment Date, the Index published nearest to the then current Adjustment Date shall be the “Adjustment Index”.  The Index published nearest to the immediately preceding Adjustment Date (or the Index published nearest to January 1, 2008 for the first Adjustment Date) shall be the “Base Index”.  On each Adjustment Date, the Base Rent shall be adjusted by multiplying the Base Rent payable under this Lease immediately prior to such Adjustment Date by a fraction, the numerator of which fraction is the applicable Adjustment Index and the denominator of which fraction is the Base Index.  The amount so determined shall be the Base Rent payable under Section 2.2 for the Lease year beginning on the applicable Adjustment Date and continuing until the following December 31st.

Tenant shall also pay (a) Operating Expenses (as hereinafter defined), and (b) any other amounts owed by Tenant hereunder (collectively, “Additional Rent”).  In the event any monthly installment of Base Rent or Additional Rent, or both, is not paid within five (5) days of the date when due, three (3) business days after written notice from Landlord of such failure to pay, a one time late charge in an amount equal to five percent (5%) of the then delinquent installment of Base Rent and or Additional Rent (the “Late Charge”) shall be imposed with respect to such delinquent payment.  For purposes of this Lease, the Late Charge, Default Interest, as defined in Section 22.3 below, Base Rent and Additional Rent shall collectively be referred to as “Rent”; provided, however, without notice to Tenant, Default Interest shall begin to accrue on any unpaid Rent on the date which is three (3) days following the assessment of the Late Charge. Where Default Interest is assessed on unpaid principal sums constituting delinquent Base Rent and/or Additional Rent, Tenant shall receive an offset against such assessed Default Interest in an amount equal to the total Late Charge assessed against Tenant and specifically arising from Tenant’s failure to pay the delinquent Base Rent and/or Additional Rent constituting such unpaid principal sums.  All Rent shall be paid by Tenant to Landlord, c/o Thomas Gentry, 4300 North Point Parkway, Suite 350, Alpharetta, Georgia 30022 (or such other entity designated as Landlord’s management agent, if any, and if Landlord so appoints such a management agent, the

“Agent”), or pursuant to such other directions as Landlord shall designate in this Lease or otherwise in writing.

2.3.         Covenants Concerning Rental Payments.  Tenant shall pay the Rent promptly when due, without notice or demand, and without any abatement, deduction or setoff.  No payment by Tenant, or receipt or acceptance by Agent or Landlord, of a lesser amount than the correct Rent shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or letter accompanying any payment be deemed an accord or satisfaction, and Agent or Landlord may accept such payment without prejudice to its right to recover the balance due or to pursue any other remedy available to Landlord.  If the Commencement Date occurs on a day other than the first day of a calendar month, the Rent due for the first calendar month of the Term shall be prorated on a per diem basis (based on a 360 day, 12 month year) and paid to Landlord on the Commencement Date, and the Term will be extended to terminate on the last day of the calendar month in which the Expiration Date stated in Section 1.6 occurs.

3.             OPERATING EXPENSES.

3.1.         Definitional Terms Relating to Additional Rent.  For purposes of this Section and other relevant provisions of the Lease:

3.1.1       Operating Expenses.  The term “Operating Expenses” shall mean all costs and expenses paid or incurred by Landlord with respect to, or in connection with, the ownership, repair, maintenance and operation of the Property.  Operating Expenses may include, but are not limited to, any or all of the following: (i) services provided directly by employees of Landlord or Agent in connection with the operation, maintenance or rendition of other services to or for the Property (including, but not limited to, those areas of the Building in which multiple tenants, if any, have access to for use (“Common Areas”)); (ii) to the extent not separately metered, billed, or furnished, all charges for utilities and services furnished to either or both of the Property and the Premises, including, without limitation, the Common Areas (as hereinafter defined), together with any taxes on such utilities; (iii) all market-based premiums for commercial property, casualty, general liability, boiler, flood, earthquake, terrorism and all other types of insurance provided by Landlord and relating to the Property; (iv) any capital improvements made by, or on behalf of, Landlord to the Property that are either or both (a) designed to reduce Operating Expenses and actually do reduce Operating Expenses and (b) required to keep the Property in compliance with all governmental laws, rules and regulations applicable thereto, from time to time, the cost of which capital improvements shall be reasonably amortized by Landlord over the useful life of the improvement, in accordance with generally accepted accounting principles; (v) Taxes, as hereinafter defined in Section 3.1.2; (vi) dues, fees or other costs and expenses, of any nature, due and payable to any association or comparable entity to which Landlord, as owner of the Property, is a member or otherwise belongs and that governs or controls any aspect of the ownership and operation of the Property; (vii) any real estate taxes and common area maintenance expenses levied against, or attributable to, the Property under any declaration of covenants, conditions and restrictions, reciprocal easement agreement or comparable arrangement that encumbers and benefits the Property and other real property (e.g., a business park); (viii) all costs and expenses incurred to maintain, repair and replace all or any of the Common Areas and (ix) any commercially reasonable professional fees incurred by Landlord for the purpose of reducing Tenant’s monetary obligations under this Lease, including, but not limited to, the costs of commercially reasonable property tax valuation appeals.  Notwithstanding any provision to the contrary, Operating Expenses shall exclude the following: (1) wages, salaries, fees and fringe benefits paid to executive personnel or officers of Landlord or Agent or officers or personnel of partners of Landlord or Agent above the position of property manager; (2) any charge for depreciation of the Building or equipment and any interest or other financing charge; (3) all costs relating to activities for the solicitation, execution and/or enforcement of other leases of space, if any, in the Building or Property; (4) all costs for which Tenant or any other tenant in the Building is being or would be charged separately; (5) the cost of any repair made by Landlord because of the total or partial destruction of the Property or Building or the condemnation of a portion of the Property or Building; (6) the cost of any items for which Landlord is reimbursed by insurance or otherwise compensated by parties other than tenants of the property or Building pursuant to clauses similar to this provision; (7) the costs of any repairs, alterations, additions, changes, replacements and other items which under generally accepted real estate practice are properly classified as capital expenditures, except as permitted pursuant to Section 3.1.1(iv) above; (8) any operating expenses representing an amount paid to a related corporation, entity or person of Landlord that is in excess of the amount that would be paid to a third-party vendor or service provider, but only to the extent of such excess amount; (9) the costs of overtime or any other expense to Landlord in curing its own defaults; (10) the cost of alterations of tenant space in the Building, if any, leased or in preparation for leasing to other tenants; (11) ground rent or similar payments to a ground lessor; (12) all rebates, volume discounts and recoveries from other tenants, if any, shall be netted against total Operating Expenses attributable to the Property or Building; (13) repairs necessitated by the negligence of Landlord or Agent; (14) administrative costs incurred in connection with the procurement and implementation of insurance policies; (15) any professional fees incurred by Landlord other than those expressly permitted in the previous sentence; and (16) any and all management fees.

3.1.2       Taxes.  The term “Taxes,” as referred to in Section 3.1.1(v) above shall mean (i) all governmental taxes, assessments, fees and charges of every kind or nature (other than Landlord’s income taxes), whether general, special, ordinary or extraordinary, due at any time or from time to time, during the Term and any extensions thereof, in connection with the ownership, leasing, or operation of the Property, or of the personal property and equipment located therein or used in connection therewith, including, without limitation, any sales or use taxes assessed by governing municipal or state authority against Tenant’s personal property; and (ii) any reasonable expenses incurred by Landlord in contesting such taxes or assessments and/or the assessed value of the Property.  For purposes hereof, Tenant shall be responsible for any Taxes that are due and payable at any time or from time to time during the Term and for any Taxes that are assessed, become a lien, or accrue during any Operating Year, which obligation shall survive the termination or expiration of this Lease.  Taxes shall not include any corporate franchise, or estate, inheritance, income tax, gift tax, excess profit tax, late payment charges and penalties (to the extent assessed due solely to Landlord’s actions or inactions), special assessments levied against property other than real estate (but only to the extent that such special assessments do not relate directly to Tenant and may be paid in installments, and only any installments payable after the Term of this Lease shall be excluded pursuant to this provision), excise taxes, gross receipts taxes, capital levies or tax imposed upon any transfer by Landlord of any portion of its interest in this Lease or the Property or Building (or the Property or Building itself) or any taxes to be paid directly by Tenant.

3.1.3       Operating Year.  The term “Operating Year” shall mean the calendar year commencing January 1st of each year (including the calendar year within which the Commencement Date occurs) during the Term.

3.2.         Payment of Operating Expenses.  Tenant shall pay, as Additional Rent and in accordance with the requirements of Section 3.3, the full amount of Operating Expenses as set forth in Section 3.3; provided, however, in the case of multiple-tenant properties, Tenant shall pay a percentage of Operating Expenses based on the square footage of the applicable premises compared to the square footage of the entire building as specified in Section 1.11.  Additional Rent commences to accrue upon the Commencement Date.  Operating Expenses payable hereunder for the Operating Years in which the Term begins and ends shall be prorated to correspond to that portion of said Operating Years occurring within the Term.  Operating Expenses and any other sums due and payable under this Lease shall be adjusted (as set forth in Section 3.3) upon receipt of the actual bills therefor, and the obligations of this Section 3 shall survive the termination or expiration of the Lease.

3.3.         Payment of Additional Rent.  Landlord shall have the right to reasonably estimate the Operating Expenses for each Operating Year.  Upon Landlord’s or Agent’s notice to Tenant of such estimated amount, Tenant shall pay, on the first day of each month during that Operating Year, an amount (the “Estimated Additional Rent”) equal to the estimate of the Operating Expenses divided by 12 (or the fractional portion of the Operating Year remaining at the time Landlord delivers its notice of the estimated amounts due from Tenant for that Operating Year).  Landlord shall reconcile the Estimated Additional Rent and Tenant’s actual liability for Operating Expenses for each Operating Year within sixty (60) days of the conclusion of such Operating Year.  If the aggregate amount of Estimated Additional Rent actually paid by Tenant during any Operating Year is less than Tenant’s actual liability for Operating Expenses for that particular Operating Year, Tenant shall pay the deficiency within thirty (30) days of Landlord’s written demand therefor.  If the aggregate amount of Estimated Additional Rent actually paid by Tenant during a given Operating Year exceeds Tenant’s actual liability for such Operating Year, the excess shall be credited against the Estimated Additional Rent next due from Tenant during the immediately subsequent Operating Year, except that in the event that such excess is paid by Tenant during the final Lease Year, then upon the expiration of the Term, Landlord or Agent shall pay Tenant the then-applicable excess within thirty (30) days of the determination thereof, which determination shall be made no later than sixty (60) days after such expiration.  Notwithstanding anything contained herein to the contrary, Landlord shall have no obligation to hire, manage or arrange for the provision of goods and services in support of operations at the Premises.  Tenant shall be responsible for negotiating with third parties to provide maintenance or operating services to the Premises. Notwithstanding anything to the contrary, in the event that the Property has multiple tenants, Landlord shall be solely responsible for maintenance and support of the Common Areas, with costs arising therefrom being included in Operating Expenses on a pro-rata basis.

4.             USE OF PREMISES AND COMMON AREA.

4.1.         Use of Premises and Property.  The Premises shall be used by the Tenant for the purpose set forth in Section 1.7 above and for no other purpose without the written consent of Landlord, which consent shall not be unreasonably conditioned, delayed or withheld.

Tenant shall have access to the Premises, Building and Property twenty-four (24) hours a day, seven (7) days a week and may set its own business hours in its sole discretion.  Tenant shall not, at any time, use or occupy, or suffer or permit anyone to use or occupy, the Premises, or do or permit anything to be done in the Premises or the Property, in any manner that may (a) violate any Certificate of Occupancy for the Premises or the Property; (b) cause injury to, or in any way impair the value or proper utilization of, all or any portion of the Property (including, but not limited to, the structural elements of the Property) or any equipment, facilities or systems therein; (c) constitute a violation of the laws and requirements of any public authority or the rules and regulations of the Property, including any covenant, condition or restriction affecting the Property; (d) exceed the load bearing capacity of the floor of the Premises; (e) impair or tend to impair the character, reputation or appearance of the Property; or (f) unreasonably and knowingly annoy, inconvenience or disrupt the operations or tenancies of other tenants or users of the Property.  Landlord hereby stipulates that as of the Commencement Date, Tenant is in full compliance with all of the provisions of this Section 4.1.

4.2.         Signage.  Tenant shall not affix any sign of any size or character to any portion of the Property, without prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.  Tenant shall remove all signs of Tenant upon the expiration or earlier termination of this Lease and immediately repair any damage to either or both of the Property and the Premises caused by, or resulting from, such removal.  Landlord hereby stipulates that as of the Commencement Date, Tenant is in full compliance with all of the provisions of this Section 4.2.

5.             CONDITION OF PREMISES.

5.1.         Condition of Premises.  Tenant agrees that Tenant is familiar with the condition of both the Premises and the Property, and Tenant hereby accepts the foregoing on an “AS-IS,” “WHERE-IS” basis.  Tenant acknowledges that neither Landlord nor Agent, nor any representative of Landlord, has made any representation as to the condition of the foregoing or the suitability of the foregoing for Tenant’s intended use.  Tenant represents and warrants that Tenant has made its own inspection of the foregoing.  Neither Landlord nor Agent shall be obligated to make any repairs, replacements or improvements (whether structural or otherwise) of any kind or nature to the foregoing in connection with, or in consideration of, this Lease, except as expressly and specifically set forth in this Lease.

6.             SUBORDINATION; ATTORNMENT.

6.1.         Subordination and Attornment.  This Lease is and shall be subject and subordinate at all times to (a) all ground leases or underlying leases that may now exist or hereafter be executed affecting either or both of the Premises and the Property and (b) any mortgage or deed of trust that may now exist or hereafter be placed upon, and encumber, any or all of (x) the Property; (y) any ground leases or underlying leases for the benefit of the Property; and (z) all or any portion of Landlord’s interest or estate in any of said items.  Tenant shall execute and deliver, within ten (10) days of Landlord’s request, and in the form reasonably requested by Landlord (or its lender), any documents evidencing the subordination of this Lease.  Tenant hereby covenants and agrees that Tenant shall attorn to any successor to Landlord; provided that any Successor Landlord (as defined below) stipulates and upholds Tenant’s right to quiet enjoyment of the Premises, Building and Property under this Lease and all of such Successor Landlord’s obligations under the Lease by executing a Subordination and Non-Disturbance Agreement in a form reasonably satisfactory to Tenant.

6.2.         Transfer by Landlord.  In the event of a sale or conveyance by Landlord of the Property, the same shall operate to release Landlord from any future liability for any of the covenants or conditions, express or implied, herein contained in favor of Tenant, and in such event Tenant agrees to look solely to Landlord’s successor in interest (“Successor Landlord”) with respect thereto and agrees to attorn to such successor; provided that any Successor Landlord stipulates and upholds Tenant’s right to quiet enjoyment of the Premises and Property under this Lease and all of such Successor Landlord’s obligations under the Lease by executing a Subordination and Non-Disturbance Agreement in a form reasonably satisfactory to Tenant.

7.             QUIET ENJOYMENT.  Subject to the provisions of this Lease, including, without limitation, Landlord’s rights under Section 16 of this Lease, so long as Tenant pays all of the Rent and performs all of its other obligations hereunder, Tenant shall not be disturbed in its possession and/or use of the Premises by Landlord, Agent, Successor Landlord or any other person lawfully claiming through or under Landlord.  This covenant shall be construed as a covenant running with the Property and is not a personal covenant of Landlord.

8.             ASSIGNMENT AND SUBLETTING.  Tenant shall not (a) assign (whether directly or indirectly), in whole or in part, this Lease, or (b) allow this Lease to be assigned, in whole or in part, by operation of law or otherwise, including, without limitation, by transfer of a controlling interest (i.e. greater than a fifty percent (50%) interest) of stock, membership interests or partnership interests, or by merger or dissolution, which transfer of a controlling interest, merger or dissolution shall be deemed an assignment for purposes of this Lease, or (c) mortgage or pledge the Lease, or (d) sublet the Premises, in whole or in part, without (in the case of any or all of (a) through (d) above) the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding any provision to the contrary, provided Tenant is not in default under this Lease, Tenant may assign this Lease or sublet the Premises without Landlord’s consent: (i) to any corporation or other entity that controls, is controlled by or is under common control with Tenant; (ii) to any corporation or other entity resulting from a merger, acquisition, consolidation or reorganization of or with Tenant; or (iii) in connection with the sale of all or substantially all of the assets or the stock of Tenant.  In no event shall any sublease ever release Tenant or any guarantor from any obligation or liability hereunder.  Except as otherwise provided for herein, any purported assignment, mortgage, transfer, pledge or sublease made without the prior written consent of Landlord shall be absolutely null and void.  No assignment of this Lease shall be effective and valid unless and until the assignee executes and delivers to Landlord any and all documentation reasonably required by Landlord in order to evidence assignee’s assumption of all obligations of Tenant hereunder.  Regardless of whether or not an assignee or sublessee executes and delivers any documentation to Landlord pursuant to the preceding sentence, any assignee or sublessee shall be deemed to have automatically attorned to Landlord in the event of any termination of this Lease.  If this Lease is assigned, or if the Premises (or any part thereof) are sublet or used or occupied by anyone other than Tenant, whether or not in violation of this Lease, Landlord or Agent may (without prejudice to, or waiver of its rights), collect Rent from the assignee, subtenant or occupant.  With respect to the allocable portion of the Premises sublet, in the event that the total rent and any other considerations received under any sublease by Tenant is greater than (on a pro rata and proportionate basis) the total Rent required to be paid, from time to time, under this Lease, Tenant shall pay to Landlord fifty percent (50%) of such excess as received from any subtenant and such amount shall be deemed a component of the Additional Rent.

9.             COMPLIANCE WITH LAWS.

9.1.         Compliance with Laws.  Tenant shall, at its sole expense (regardless of the cost thereof), comply with all local, state and federal laws, rules, regulations and requirements now or hereafter in force and all judicial and administrative decisions in connection with the enforcement thereof (collectively, “Laws”), pertaining to either or both of the Premises and Tenant’s use and occupancy thereof, and including, but not limited to, all Laws concerning or addressing matters of an environmental nature.  If any license or permit is required for the conduct of Tenant’s business in the Premises, Tenant, at its expense, shall procure such license prior to the Commencement Date, and shall maintain such license or permit in good standing throughout the Term.  Tenant shall give prompt notice to Landlord of any written notice it receives of the alleged violation of any Law or requirement of any governmental or administrative authority with respect to either or both of the Premises and the use or occupation thereof, except for any alleged violation related solely to Tenant’s business.

9.2.         Hazardous Materials.  If, at any time or from time to time during the Term (or any extension thereof), any Hazardous Material (defined below) is stored, used, treated or disposed of on or in either or both of the Premises and the Property by, or as a result of any act or omission of, any or all of Tenant and any or all of Tenant’s Parties (defined below): (i) Tenant shall, at its own cost, at all times comply (and cause all others to comply) with all Laws relating to Hazardous Materials, and Tenant shall further, at its own cost, obtain and maintain in full force and effect at all times all permits and other approvals required in connection therewith; (ii) Tenant shall promptly provide Landlord or Agent with complete copies of all material communications, permits or agreements with, from or issued by any governmental authority or agency (federal, state or local) or any private entity relating in any way to the presence, release, threat of release, or placement of Hazardous Materials on or in the Premises or any portion of the Property, or the generation, transportation, storage, use, treatment, or disposal on or in the Premises, of any Hazardous Materials; (iii) Landlord, Agent and their respective agents and employees shall have the right to either or both (x) enter the Premises and (y) conduct appropriate tests, at Landlord’s expense, following twenty-four (24) hours prior written notice and during normal business hours for the purposes of ascertaining Tenant’s compliance with all applicable Laws or permits relating in any way to the storage, use, treatment, disposal or presence of Hazardous Materials on or in any portion of either or both of the Premises and the Property; and (iv) upon written request by Landlord or Agent, no more than once during the Term, or at any time if Landlord notifies Tenant that Landlord has a reasonable, good faith belief that Hazardous Materials (other than those customarily used in diagnostic imaging) have been introduced on the Premises or Property, Tenant shall cause to be performed, and shall provide Landlord with the results of, reasonably appropriate tests of air, water or soil to demonstrate that Tenant has not disposed of Hazardous Materials thereon.  Tenant covenants to investigate, clean up and otherwise remediate, at Tenant’s sole expense, any release of Hazardous Materials caused, contributed to, or created by any or all of (A) Tenant and (B) any or all of Tenant’s officers, directors, members, managers, partners, invitees, agents, employees, contractors or representatives (“Tenant Parties”) during the Term.  All remediation shall be performed in strict compliance with Laws.  As used herein, the term, “Hazardous Materials,” shall mean any waste, material or substance (whether in the form of liquids, solids or gases, and whether or not airborne) that is or may be deemed to be or include a pesticide, petroleum, asbestos, polychlorinated biphenyl, radioactive material, urea formaldehyde or any other pollutant or contaminant that is or may be deemed to be hazardous, toxic, ignitable, reactive, corrosive, dangerous, harmful or injurious, or that presents a risk to public health or to the environment, and that is or becomes regulated by any Law.  The undertakings, covenants and obligations imposed on Tenant under this Section 9.2 shall survive the termination or expiration of this Lease.  Tenant may use, and Landlord acknowledges and approves of Tenant’s use of, any and all substances and products customarily used in diagnostic imaging, which substances and products shall be stored and disposed of in accordance with all applicable laws and regulations.

10.          INSURANCE.

10.1.       Insurance to be Maintained by Landlord.  Landlord shall maintain: (a) a commercial property insurance policy covering the Property (at its full replacement cost), but excluding Tenant’s personal property; (b) commercial general public liability insurance covering Landlord for claims arising out of liability for bodily injury, death, personal injury and property damage occurring in and about the Property and otherwise resulting from any acts, operations or omissions of Landlord, its agents and employees; (c) rent loss insurance; and (d) any other insurance coverage reasonably deemed appropriate by Landlord or required by Landlord’s lender.  All of the coverages described in (a) through (d) shall be determined from time to time by Landlord, in its sole discretion.  All insurance maintained by Landlord shall be in addition to and not in lieu of the insurance required to be maintained by the Tenant.

10.2.       Insurance to be Maintained by Tenant.  Tenant shall purchase, at its own expense, and keep in force at all times during this Lease the policies of insurance, or substantially similar policies of insurance as those, Tenant currently maintains as of the Commencement Date with respect to the Premises and Property (collectively, “Tenant’s Policies”).  Certificates reflecting such Tenant’s Policies are set forth on Exhibit C attached hereto.

10.3.       Waiver of Subrogation.  Notwithstanding anything to the contrary in this Lease, Landlord and Tenant mutually waive their respective rights of recovery against each other and each other’s officers, directors, constituent partners, members, agents and employees, and Tenant further waives such rights against (a) each lessor under any ground or underlying lease encumbering the Property and (b) each lender under any mortgage or deed of trust or other lien encumbering the Property (or any portion thereof or interest therein), to the extent any loss is insured against or required to be insured against under this Lease, including, but not limited to, losses, deductibles or self-insured retentions covered by Landlord’s or Tenant’s commercial property, general liability, automobile liability or workers’ compensation policies described above.  This provision is intended to waive, fully and for the benefit of each party to this Lease, any and all rights and claims that might give rise to a right of subrogation by any insurance carrier.  Each party shall cause its respective insurance policy(ies) to be endorsed to evidence compliance with such waiver.

11.          ALTERATIONS.  Tenant may, from time to time, at its expense, make alterations or improvements in and to the Premises (hereinafter collectively referred to as “Alterations”), provided that Tenant first obtains the written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.  Landlord’s consent shall not be required for Alterations that (i) are not structural in nature, (ii) are not visible from the exterior of the Building, (iii) do not affect or require modification of the Building’s electrical, mechanical, plumbing, HVAC or other systems, and (iv) do not cost more than $10,000, collectively, during any twelve (12) month period.  All of the following shall apply with respect to all Alterations: (a) the Alterations are non-structural and the structural integrity of the Property shall not be affected; (b) the Alterations are to the interior of the Premises; (c) the proper functioning of the mechanical, electrical, heating, ventilating, air-conditioning (“HVAC”), sanitary and other service systems of the Property shall not be affected; and (d) Tenant shall have appropriate insurance coverage, reasonably satisfactory to Landlord, regarding the performance and installation of the Alterations.  Additionally, before proceeding with any Alterations, Tenant shall (i) at Tenant’s expense, obtain all necessary governmental permits and certificates for the commencement and prosecution of Alterations; (ii) if Landlord’s consent is required for the planned Alteration, submit to Landlord, for its written approval, working drawings, plans and specifications and all permits for the work to be done and Tenant shall not proceed with such Alterations until it has received Landlord’s approval (if required); (iii) cause those contractors, materialmen and suppliers engaged to perform the Alterations to deliver to Landlord certificates of insurance (in a form reasonably acceptable to Landlord) evidencing policies of commercial general liability insurance with commercially reasonable coverages and workers’ compensation insurance; and (iv) cause those contractors, materialmen and suppliers engaged to perform the Alterations to execute lien waivers in form and substance reasonably satisfactory to Landlord, whereby the same shall waive any and all rights to attach liens against the Premises to collect payment for services and materials provided therein.  Such insurance policies shall satisfy the obligations imposed under Section 10.2. Tenant shall cause the Alterations to be performed in compliance with all applicable permits, Laws and requirements of public authorities, and with Landlord’s reasonable rules and regulations or any other restrictions that Landlord may reasonably impose on the Alterations.  Tenant shall cause the Alterations to be diligently performed in a good and workmanlike manner, using new materials and equipment at least equal in quality and class to the standards for the Property established by Landlord.  With respect to any and all Alterations for which Landlord’s consent is required, Tenant shall provide Landlord with “as-built” plans, copies of all construction contracts, governmental permits and certificates and proof of payment for all labor and materials, including, without limitation, copies of paid invoices and final lien waivers.  If Landlord’s consent to any Alterations is required, and Landlord provides that consent, then at the time Landlord so consents, Landlord shall also advise Tenant whether or not Landlord shall require that Tenant remove such Alterations at the expiration or termination of this Lease.  If Landlord requires Tenant to remove the Alterations, then, during the remainder of the Term, Tenant shall be responsible for the maintenance of appropriate commercial property insurance (pursuant to Section 10.2) therefor; however, if Landlord shall not require that Tenant remove the Alterations, such Alterations shall constitute Landlord’s Property and Landlord shall be responsible for the insurance thereof, pursuant to Section 10.1.  Landlord hereby stipulates that as of the Commencement Date, Tenant is in full compliance with all of the provisions of this Section 11, and none of the Alterations (or any replacement thereof) previously completed within the Premises or Property are required to be removed upon the expiration or termination of this Lease.  In no event and under no circumstance shall any of Tenant’s diagnostic imaging equipment be considered or deemed to be an Alteration.

12.          LANDLORD’S AND TENANT’S PROPERTY.  All improvements and appurtenances attached to, or built into, the Premises at the commencement of, or during the Term, whether or not placed there by or at the expense of Tenant, shall become and remain a part of the Premises; shall be deemed the property of Landlord (the “Landlord’s Property”), without compensation or credit to Tenant; and shall not be removed by Tenant at the Expiration Date unless Landlord, as permitted by this Lease, requires their removal (including, but not limited to, Alterations pursuant to Section 11); provided, that, Tenant’s diagnostic imaging equipment shall at all times remain Tenant’s personal property and at no time under any circumstances (even if built into or attached to the Premises) shall such equipment be deemed, or become, Landlord’s Property.  In no event shall Tenant remove any of the following materials or equipment without Landlord’s prior written consent (which consent may be given or withheld in Landlord’s sole discretion): any power wiring or power panels, lighting or lighting fixtures, wall or window coverings, carpets or other floor coverings, heaters, air conditioners or any other HVAC equipment, fencing or security gates, or other similar building operating equipment and decorations.  At or before the Expiration Date, or the date of any earlier termination, Tenant, at its expense, shall remove from the Premises all of Tenant’s personal property and any Alterations that Landlord requires be removed pursuant to Section 11; Tenant shall repair (to Landlord’s reasonable satisfaction) any damage to the Premises or the Property resulting from either or both such installation and removal; and Tenant shall restore the Premises to a “broom clean” condition.  Any other items of Tenant’s personal property (other than diagnostic imaging equipment) that remain in the Premises after the Expiration Date, or following an earlier termination date, may, after Landlord provides Tenant with thirty (30) days prior written notice, at the option of Landlord, be deemed to have been abandoned, and in such case, such items may be retained by Landlord as its property or be disposed of by Landlord, in Landlord’s sole and absolute discretion and without accountability, at Tenant’s expense.

13.          REPAIRS AND MAINTENANCE.

13.1.       Tenant Repairs and Maintenance.

13.1.1     Tenant Responsibilities.  Except for events of damage, destruction or casualty to the Premises or Property (which are addressed in Section 18), throughout the Term, Tenant shall, at its sole cost and expense: (i) both (x) maintain and preserve, in the same condition as exists on the Commencement Date, subject to normal and customary wear and tear (the “Same Condition”), and (y) perform any and all repairs required in order to so maintain and preserve, in the Same Condition, the Premises and the fixtures and appurtenances therein (including, but not limited to, the Premises’ plumbing and HVAC systems (only in the event that Tenant is the sole tenant in the Property), all doors, overhead or otherwise, glass and levelers located in the Premises or otherwise available in the Property for Tenant’s sole use; and excluding, however, only those specific components of the Premises for which Landlord is expressly responsible under Section 13.2 or another tenant is responsible for); and (ii) maintain, in full force and effect, a preventative maintenance and service contract with a reputable service provider for maintenance of the HVAC systems of the Premises (the “HVAC

Maintenance Contract”).  In addition to Tenant’s obligations under (i) and (ii) above, Tenant shall also be responsible for all costs and expenses incurred to perform any and all repairs and replacements (whether structural or non-structural; interior or exterior; and ordinary or extraordinary), in and to the Premises and the Property and the facilities and systems thereof, if and to the extent that the need for such repairs or replacements arises directly from any act, omission, misuse, or neglect of any or all of Tenant, any of its subtenants or Tenant’s Parties utilizing all or any portion of the Premises for any reason or purpose whatsoever, including, but not limited to (a) the performance or existence of any Alterations, (b) the installation, use or operation of Tenant’s personal property in the Premises; and (c) the moving of Tenant’s personal property in or out of the Property (collectively, “Tenant-Related Repairs”).  All such repairs or replacements required under this Section 13.1.1 shall be subject to the reasonable supervision and control of Landlord, and all repairs and replacements shall be made with materials of equal or better quality than the items being repaired or replaced.

13.2.       Landlord Repairs.  Notwithstanding anything to the contrary stated herein, Landlord shall repair, replace and restore the foundation, exterior and interior load-bearing walls, roof structure and roof covering of the Property and any Common Areas in multi-tenant properties; provided, however, that: (i) all costs and expenses so incurred by Landlord to repair and replace the above items shall constitute Operating Expenses; provided, however, that with respect to any costs incurred in the replacement context, those costs shall not constitute an Operating Expense except to the extent that such costs so qualify under Section 3.1.1(iv); and (ii) notwithstanding (i) above, in the event that any such repair and replacement is a Tenant-Related Repair, then Tenant shall be required to reimburse Landlord for all costs and expenses that Landlord reasonably incurs in order to perform such Tenant-Related Repair, and such reimbursement shall be paid, in full, within ten (10) days after Landlord’s delivery of demand therefor.

14.          UTILITIES.  Tenant shall purchase all utility services and shall provide for scavenger, cleaning and extermination services.  As provided in Section 3.1.1. above, utility charges may be included within Operating Expenses; nevertheless, at Landlord’s election or with Landlord’s consent, (a) Tenant may pay the utility charges for its Premises directly to the utility or municipality providing such service, and in that event all charges shall be paid by Tenant before they become delinquent; and (b) Landlord may directly bill Tenant for its utility expenses when and as such expenses are incurred, and in such event, such utilities shall not be included in Operating Expenses.  Tenant shall be solely responsible for the repair and maintenance of any meters necessary in connection with such services.  Tenant’s use of electrical energy in the Premises shall not, at any time, exceed the capacity of either or both of (x) any of the electrical conductors and equipment in or otherwise servicing the Premises; and (y) the HVAC systems of either or both of the Premises and the Property.  Landlord shall ensure that Tenant has access to 480 volt, 3-phase power at all times during the Term of the Lease; provided, however, Tenant hereby acknowledges and agrees that Landlord has provided such specified 480 volt, 3-phase power as of the date hereof.

15.          INVOLUNTARY CESSATION OF SERVICES.  Landlord reserves the right, without any liability to Tenant and without affecting Tenant’s covenants and obligations hereunder, to stop any other services required by Landlord under this Lease, whenever and for so long as may be necessary by reason of (i) accidents, emergencies, strikes, or the making of repairs or changes which Landlord or Agent, in good faith, deems necessary or (ii) any other cause beyond Landlord’s reasonable control.  Further, it is also understood and agreed that Landlord or Agent shall have no liability or responsibility for a cessation of services to the Premises or to the Property that occurs as a result of causes beyond Landlord’s or Agent’s reasonable control.  No such interruption of service shall be deemed an eviction or disturbance of Tenant’s use and possession of the Premises or any part thereof, or render Landlord or Agent liable to Tenant for damages, or relieve Tenant from performance of Tenant’s obligations under this Lease, including, but not limited to, the obligation to pay Rent; provided, however, that if any interruption of services persists for a period in excess of five (5) consecutive business days Tenant shall be entitled to a proportionate abatement of Rent to the extent, if any, of any actual loss of use of the Premises by Tenant; provided further, that if any interruption of services persists for a period in excess of thirty (30) consecutive business days or an aggregate of thirty (30) business days in any ninety (90) day period, Tenant shall have the right to terminate this Lease.

16.          LANDLORD’S RIGHTS.  Provided that they do not disturb or otherwise disrupt or interfere with Tenant’s operation of its business, Landlord, Agent and their respective agents, employees and representatives shall have the right to enter and/or pass through the Premises during normal business hours upon one (1) business day’s prior written notice (except in the event of emergency): (a) to examine and inspect the Premises and to show them to actual and prospective lenders, prospective purchasers or mortgagees of the Property or providers of capital to Landlord and its affiliates; and in connection with the foregoing, to install a sign at or on the Property to advertise the Property for lease or sale; (b) to make such repairs, alterations, additions and improvements in or to all or any portion of either or both of the Premises and the Property, or the Property’s facilities and equipment as Landlord is required or desires to make.  During the period of nine (9) months prior to the Expiration Date (or at any time, if Tenant has vacated or abandoned the Premises or is otherwise in default under this Lease), Landlord and its agents may exhibit the Premises to prospective tenants.  Additionally, Landlord and Agent shall have the following rights with respect to the Premises, exercisable without notice to Tenant, without liability to Tenant, and without being deemed an eviction or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for setoff or abatement of Rent: (i) to have pass keys, access cards, or both, to the Premises; and (ii) to decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy at any time after Tenant vacates or abandons the Premises for more than thirty (30) consecutive days or without notice to Landlord of Tenant’s intention to reoccupy the Premises.

17.          NON-LIABILITY AND INDEMNIFICATION.

17.1.       Non-Liability.  Except with respect to Landlord’s indemnity under Section 17.3, none of Landlord, Agent, any other managing agent, or their respective affiliates, owners, partners, directors, officers, agents and employees shall be liable to Tenant for any loss, injury, or damage, to Tenant or to any other person, or to its or their property, irrespective of the cause of such injury, damage or loss.  Further, none of Landlord, Agent, any other managing agent, or their respective affiliates, owners, partners, directors, officers, agents and employees shall be liable to Tenant (a) for any damage caused by other tenants or persons in, upon or about the Property, or caused by operations in construction of any public or quasi-public work, except as otherwise expressly provided in Section 17.3; (b) with respect to matters for which Landlord is liable, for consequential or indirect damages purportedly arising out of any loss of use of the Premises or any equipment or facilities therein by Tenant or any person claiming through or under Tenant; (c) for any defect in the Premises or the Property; (d) for injury or damage to person or property caused by fire, or theft, or resulting from the operation of heating or air conditioning or lighting apparatus, or from falling plaster, or from steam, gas, electricity, water, rain, snow, ice, or dampness, that may leak or flow from any part of the Property, or from the pipes, appliances or plumbing work of the same, except as otherwise expressly provided in Section 17.3.

17.2.       Tenant Indemnification.  Except for the Landlord’s or Landlord Indemnified Parties’ (as defined below) negligence or willful misconduct, Tenant hereby indemnifies, defends, and holds Landlord, Agent, Landlord’s members and their respective affiliates, owners, partners, members, directors, officers, agents and employees (collectively, “Landlord Indemnified Parties”) harmless from and against any and all Losses (defined below) arising from or in connection with any or all of: (a) the conduct of Tenant’s business in either or both the Property and the Premises, or any work or Alterations done by Tenant or any Tenant Parties, or any condition created by any or all of Tenant and Tenant’s Parties in or about the Premises during the Term; (b) any act, omission or negligence of any or all of Tenant and Tenant’s Parties; (c) any accident, injury or damage whatsoever occurring in, at or upon either or both of the Property and the Premises and caused solely and directly by any or all of Tenant and Tenant’s Parties; (d) any breach by Tenant of any or all of its warranties, representations and covenants under this Lease; (f) the existence of any Hazardous Materials in or on the Premises or the Property, if and to the extent brought to the Premises or the Property or caused by Tenant or any party within Tenant’s control; and (g) any violation or alleged violation by any or all of Tenant and Tenant’s Parties of any Law (collectively, “Tenant’s Indemnified Matters”).  In case any action or proceeding is brought against any or all of Landlord and the Landlord Indemnified Parties by reason of any of Tenant’s Indemnified Matters, Tenant, upon notice from any or all of Landlord, Agent or any holder of a mortgage or deed of trust encumbering the Property or Landlord pursuant to a ground lease encumbering the Property (a “Superior Party”), shall resist and defend such action or proceeding by counsel reasonably satisfactory to, or selected by, Landlord.  The term “Losses” shall mean all claims, demands, expenses, actions, judgments, damages (actual, but not consequential), penalties, fines, liabilities, losses of every kind and nature, suits, administrative proceedings, costs and fees, including, without limitation, attorneys’ and consultants’ reasonable fees and expenses, and the costs of cleanup, remediation, removal and restoration, that are in any way related to any matter covered by the foregoing indemnity.  The provisions of this Section 17.2 shall survive the expiration or termination of this Lease.

17.3.       Landlord Indemnification.  Landlord hereby indemnifies, defends and holds Tenant and the Tenant Parties harmless from and against any and all Losses arising from or in connection with any or all of: (a)   any negligent, willful or intentional acts or omissions of any or all of Landlord, Agent or the Landlord Indemnified Parties; (b) any accident, injury or damage whatsoever occurring in, at or upon either or both of the Property and the Premises and caused solely and directly by any or all of Landlord and the Landlord Indemnified Parties; (c) any breach by Landlord of any or all of its warranties, representations and covenants under this Lease; and (d) any violation or alleged violation by any or all of Landlord and Landlord’s Indemnified Parties of any Law (collectively, “Landlord’s Indemnified Matters”). In case any action or proceeding is brought against any or all of Tenant and the Tenant Parties by reason of any of Landlord’s Indemnified Matters, Landlord, upon notice from any or all of Tenant or Tenant’s Parties, shall resist and defend such action or proceeding by counsel reasonably satisfactory to, or selected by, Tenant.  Notwithstanding anything to the contrary set forth in this Lease, however, in all events and under all circumstances, the liability of Landlord to Tenant and the Tenant Parties, whether under this Section 17.3 or any other provision of this Lease, shall be limited to the interest of Landlord in the Property, and Tenant and the Tenant Parties agree to look solely to Landlord’s interest in the Property for the recovery of any judgment or award against Landlord, it being intended that Landlord shall not be personally liable for any judgment or deficiency.  The provisions of this Section 17.3 shall survive the expiration or termination of this Lease.

17.4.       Force Majeure.  Neither the obligations of Tenant (except the obligation to pay Rent and the obligation to maintain insurance, and provide evidence thereof, in accordance with Section 10.2) nor those of Landlord shall be affected, impaired or excused, and neither Landlord nor Tenant shall have any liability whatsoever to the other, with respect to any act, event or circumstance (so long as such act, event or circumstance relates directly to the Property) arising out of either or both (a) Landlord’s or Tenant’s, as the case may be, failure to fulfill, or delay in fulfilling any of its obligations under this Lease (except, with respect to Tenant, the obligation to pay Rent and the obligation to maintain insurance, and provide evidence thereof, in accordance with Section 10.2) by reason of labor dispute, governmental preemption of property in connection with a public emergency or shortages of fuel, supplies, or labor, or any other cause, whether similar or dissimilar, beyond Landlord’s or Tenant’s, as the case may be, reasonable control; or (b) any failure or defect in the supply, quantity or character of utilities furnished to the Premises, or by reason of any requirement, act or omission of any public utility or others serving the Property, beyond Landlord’s or Tenant’s, as the case may be, reasonable control.

18.          DAMAGE OR DESTRUCTION.

18.1.       Notification and Repair; Rent Abatement.  Tenant shall give prompt notice to Landlord and Agent of (a) any fire or other casualty to the Premises or the Property, and (b) any damage to, or defect in, any part or appurtenance of the Property’s sanitary, electrical, HVAC, elevator or other systems located in or passing through the Premises or any part thereof.  In the event that, as a result of Tenant’s failure to promptly notify Landlord pursuant to the preceding sentence, Landlord’s insurance coverage is compromised or adversely affected, then Tenant is and shall be responsible for the payment to Landlord of any insurance proceeds that Landlord’s insurer fails or refuses to pay to Landlord as a result of the delayed notification, provided that Landlord is not otherwise aware of such casualty or damage.  Subject to the provisions of Section 18.2 below, if either or  both of the Property and the Premises is damaged by fire or other casualty, Landlord shall use commercially reasonable efforts to repair (or cause Agent to repair) the damage and restore and rebuild the Property and/or the Premises (except Tenant’s personal property) as promptly as possible.  Landlord (or Agent, as the case may be) shall use its diligent, good faith efforts to make such repair or restoration promptly and in such manner as not to unreasonably interfere with Tenant’s use and occupancy of the Premises, but Landlord or Agent shall not be required to do such repair or restoration work except during normal business hours of business days.  Provided that any damage to either or both of the Property and the Premises is not directly caused by, or is not the direct result of acts or omissions by, any or all of Tenant and Tenant’s Parties, if (i) the Property is damaged by fire or other casualty thereby causing the Premises to be inaccessible or (ii) the Premises are partially damaged by fire or other casualty, the Rent shall be proportionally abated to the extent of any actual loss of use of the Premises by Tenant.

18.2.       Total Destruction.  If the Property or the Premises shall be totally destroyed by fire or other casualty, or if the Property shall be so damaged by fire or other casualty that (in the reasonable opinion of a reputable contractor or architect designated by Landlord) its repair or restoration of the Premises requires more than one hundred eighty (180) days, Landlord and Tenant shall each have the option to terminate this Lease (by so advising the other, in writing) within thirty (30) days after said contractor or architect delivers written notice of its opinion to Landlord and Tenant, but in all events prior to the commencement of any restoration of the Premises or the Property by Landlord.  Additionally, if the damage occurs during the last year of Lease Term, then Landlord and Tenant shall each have the option to terminate this Lease pursuant to the notice and within the time period established pursuant to the immediately preceding sentence.  In the event of a termination pursuant to either of the preceding two (2) sentences, the termination shall be effective as of the date of the destruction.  If neither Landlord nor Tenant timely delivers a termination notice, this Lease shall remain in full force and effect.  Notwithstanding the foregoing, if (A) any holder of a mortgage or deed of trust encumbering the Property or Landlord pursuant to a ground lease encumbering the Property (collectively, “Superior Parties”) or other party entitled to the insurance proceeds fails to make such proceeds available to Landlord in an amount sufficient for restoration of the Premises or the Property, or (B) the issuer of any commercial property insurance policies on the Property fails to make available to Landlord sufficient proceeds for restoration of the Premises or the Property to the condition existing immediately prior to such fire or other casualty, then Landlord shall promptly notify Tenant of such facts and Landlord may, at Landlord’s sole option, terminate this Lease by giving Tenant written notice to such effect within thirty (30) days after Landlord receives notice from the Superior Party or insurance company, as the case may be, that such proceeds shall not be made available, in which event the termination of this Lease shall be effective as of the date of destruction; provided, however, if Landlord has not terminated this Lease pursuant to the immediately preceding clause within ninety (90) days after the date of destruction, then Tenant shall have the option of terminating this Lease on or before the date which is one hundred twenty (120) days after the date of destruction, such termination being effective as of the date of destruction.  In the event Tenant fails to terminate this Lease pursuant to the immediately preceding sentence on or prior to the date which is one hundred twenty (120) days after the date of destruction, Tenant shall be deemed to have waived such right to terminate the Lease.  Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this Lease by virtue of any delays in completion of repairs and restoration; provided, however, in the event Landlord fails to complete such repairs and restoration (for any reason other than as set forth in Section 17.4 or due to the acts or omissions of Tenant) within thirty (30) days of the originally scheduled date for completion of such (the “Outside Restoration Date”), Tenant shall have the right to terminate this Lease by written notice to Landlord given not later than the first to occur of that date (i) that is five (5) days following the Outside Restoration Date or (ii) on which Landlord completes such repairs and restoration, whereupon any such timely termination neither Landlord nor Tenant shall have any liability to the other under this Lease except as otherwise provided herein.  In the event Tenant fails to timely deliver any such notice of termination, Tenant shall forever have waived any right to terminate this Lease due to Landlord’s failure to timely complete such repairs and restoration.

19.          EMINENT DOMAIN.  If the whole, or any material portion, of the Property is taken or condemned for any public use under any Law or by right of eminent domain, or by private purchase in lieu thereof, and such taking would prevent or materially interfere with or impair the Permitted Use of the Premises, this Lease shall terminate effective when the physical taking of said Premises occurs.  If less than a material portion of the Property is so taken or condemned, or if the taking or condemnation is temporary (regardless of the portion of the Property affected), this Lease shall not terminate, but the Rent payable hereunder shall be proportionally abated to the extent of any actual loss of use of the Premises by Tenant.  Landlord shall be entitled to any and all payment, income, rent or award, or any interest therein whatsoever, which may be paid or made in connection with such a taking or conveyance, and Tenant shall have no claim against Landlord for the value of any unexpired portion of this Lease.  Notwithstanding the foregoing, Tenant shall be entitled to pursue a separate claim against the appropriate authority and any compensation specifically and independently awarded to Tenant for loss of business or goodwill, loss of its leasehold interest in the Premises, loss of its personal property or for relocation expenses, shall be the property of Tenant.

20.          SURRENDER AND HOLDOVER.  On the last day of the Term, or upon any earlier termination of this Lease, or upon any authorized re-entry by Landlord upon the Premises: (a) Tenant shall quit and surrender the Premises to Landlord in a “broom-clean” condition, subject only to ordinary wear and tear (as is attributable to deterioration by reason of time and use, in spite of Tenant’s reasonable care) and such damage or destruction as Landlord is required to repair or restore under this Lease; (b) Tenant shall remove all of Tenant’s personal property therefrom, except as otherwise expressly provided in this Lease; and (c) Tenant shall surrender to Landlord any and all keys, access cards, computer codes or any other items used to access the Premises.  Upon reasonable prior notice, Landlord shall be permitted to inspect the Premises in order to verify compliance with this Section 20 at any time prior to (x) the Expiration Date, (y) the effective date of any earlier termination of this Lease, or (z) the surrender date otherwise agreed to in writing by Landlord and Tenant.  The obligations imposed under the first sentence of this Section 20 shall survive the termination or expiration of this Lease.  If Tenant remains in possession after the Expiration Date hereof or after any earlier termination date of this Lease or of Tenant’s right to possession: (i) Tenant shall be deemed a tenant-at-will; (ii) Tenant shall pay one hundred fifty percent (150%) of the aggregate of Base Rent last prevailing hereunder, and also shall pay all actual damages sustained by Landlord, directly by reason of Tenant’s remaining in possession after the expiration or termination of this Lease; (iii) there shall be no renewal or extension of this Lease by operation of law; and (iv) the tenancy-at-will may be terminated by either party hereto upon thirty (30) days’ prior written notice given by the terminating party to the non-terminating party.  The provisions of this Section 20 shall not constitute a waiver by Landlord of any re-entry rights of Landlord provided hereunder or by law.

21.          EVENTS OF DEFAULT.

21.1.       Bankruptcy of Tenant.  It shall be a default by Tenant under this Lease (“Default” or “Event of Default”) if Tenant makes an assignment for the benefit of creditors, or files a voluntary petition under any state or federal bankruptcy or insolvency law (including the

United States Bankruptcy Code), or an involuntary petition is filed against Tenant under any state or federal bankruptcy (including the United States Bankruptcy Code) or insolvency law that is not dismissed within ninety (90) days after filing, or whenever a receiver of Tenant, or of, or for, the property of Tenant shall be appointed, or Tenant admits in writing it is insolvent or is not able to pay its debts as they mature.

21.2.       Default Provisions.  In addition to any Default arising under Section 21.1 above, each of the following shall constitute a Default: (a) if Tenant fails to pay Rent or any other payment when due hereunder within five (5) days after written notice from Landlord of such failure to pay on the due date; provided, however, that if in any consecutive twelve (12) month period, Tenant shall, on two (2) separate occasions, fail to pay any installment of Rent on the date such installment of Rent is due, then, on the third such occasion and on each occasion thereafter on which Tenant shall fail to pay an installment of Rent on the date such installment of Rent is due, Landlord shall be relieved from any obligation to provide notice to Tenant, and Tenant shall then no longer have a five (5) day period in which to cure any such failure; and (b) if Tenant fails, whether by action or inaction, to timely comply with, or satisfy, any or all of the obligations imposed on Tenant under this Lease (other than the obligation to pay Rent) for a period of thirty (30) days after Landlord’s delivery to Tenant of written notice of such default under this Section 21.2(b); provided, however, that if the default cannot, by its nature, be cured within such thirty (30) day period, then Landlord shall not exercise its remedies under Section 22 if Tenant commences and diligently pursues a cure of such default promptly within the initial thirty (30) day cure period until such default has been cured.  Notwithstanding the foregoing sentence, if Tenant does not obtain a cure of such default within ninety (90) days from the initial delivery of Landlord’s original default notice, then Landlord shall be permitted to exercise its remedies under Section 22.

22.          RIGHTS AND REMEDIES.

22.1.       Landlord’s Cure Rights Upon Default of Tenant.  If a Default occurs, then Landlord may (but shall not be obligated to) cure or remedy the Default for the account of, and at the expense of, Tenant, but without waiving such Default.

22.2.       Landlord’s Remedies.  In the event of any Default by Tenant under this Lease, Landlord, at its option, may, in addition to any and all other rights and remedies provided in this Lease or otherwise at law or in equity do or perform any or all of the following:

22.2.1     Terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession to Landlord.  In such event, Landlord shall be entitled to recover from Tenant all of: (i) the unpaid Rent that is accrued and unpaid as of the date on which this Lease is terminated; (ii) the worth, at the time of award, of the amount by which (x) the unpaid Rent that would otherwise be due and payable under this Lease (had this Lease not been terminated) for the period of time from the date on which this Lease is terminated through the Expiration Date exceeds (y) the amount of such rental loss that could have been reasonably avoided; and (iii) any other amount necessary to compensate Landlord for all the detriment proximately caused by the Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of events, would be likely to result therefrom, including but not limited to, the cost of recovering possession of the Premises, expenses of reletting, including renovation and alteration of the Premises, reasonable attorneys’ fees, and that portion of any leasing commission paid by Landlord in connection with this Lease applicable to the unexpired Term (as of the date on which this Lease is terminated).  The worth, at the time of award, of the amount referred to in provision (ii) of the immediately preceding sentence shall be computed by discounting such amount at seven percent (7%) per annum.  Efforts by Landlord to mitigate damages caused by Tenant’s Default shall not waive Landlord’s right to recover damages under this Section 22.2.  If this Lease is terminated through any unlawful entry and detainer action, Landlord shall have the right to recover in such proceeding any unpaid Rent and damages as are recoverable in such action, or Landlord may reserve the right to recover all or any part of such Rent and damages in a separate suit; or

22.2.2     Continue the Lease and either (a) continue Tenant’s right to possession or (b) terminate Tenant’s right to possession and in the case of either (a) or (b), recover the Rent as it becomes due.  Acts of maintenance, efforts to relet, and/or the appointment of a receiver to protect the Landlord’s interests shall not constitute a termination of the Tenant’s right to possession; or

22.2.3     Pursue any other remedy now or hereafter available under the laws of the state in which the Premises are located.

Any and all personal property of Tenant that may be removed from the Premises by Landlord pursuant to the authority of this Lease or of law may be handled, removed or stored by Landlord at the sole risk, cost and expense of Tenant, and in no event or circumstance shall Landlord be responsible for the value, preservation or safekeeping thereof.  Tenant shall pay to Landlord, upon demand, any and all reasonable out-of-pocket expenses incurred in such removal and all storage charges for such property of Tenant so long as the same shall be in Landlord’s possession or under Landlord’s control.  Neither expiration or termination of this Lease nor the termination of Tenant’s right to possession shall relieve Tenant from its liability under the indemnity provisions of this Lease.

22.3.       Additional Rights of Landlord.  All sums advanced by Landlord or Agent on account of Tenant under this Section, or pursuant to any other provision of this Lease, and all Base Rent and Additional Rent, if delinquent or not paid by Tenant and received by Landlord when due hereunder, shall bear interest at the rate of five percent (5%) per annum above the “prime” or “reference” or “base” rate (on a per annum basis) of interest publicly announced as such, from time to time, by the JPMorgan Chase Bank, or its successor (“Default Interest”), from the due date thereof until paid, and such interest shall be and constitute Additional Rent and be due and payable upon Landlord’s or Agent’s submission of an invoice therefor.  The various rights, remedies and elections of Landlord reserved, expressed or contained herein are cumulative and no one of them shall be deemed to be exclusive of the others or of such other rights, remedies, options or elections as are now or may hereafter be conferred upon Landlord by law.

22.4.       Event of Bankruptcy.  In addition to, and in no way limiting the other remedies set forth herein, Landlord and Tenant agree that if Tenant ever becomes the subject of a voluntary or involuntary bankruptcy, reorganization, composition, or other similar type proceeding under the federal bankruptcy laws, as now enacted or hereinafter amended, then: (a) “adequate assurance of future performance” by Tenant pursuant to Bankruptcy Code Section 365 will include (but not be limited to) payment of an additional/new security deposit in the amount of three times the then current Base Rent payable hereunder; (b) any person or entity to which this Lease is assigned, pursuant to the provisions of the Bankruptcy Code, shall be deemed, without further act or deed, to have assumed all of the obligations of Tenant arising under this Lease on and after the effective date of such assignment, and any such assignee shall, upon demand by Landlord, execute and deliver to Landlord an instrument confirming such assumption of liability; (c) notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as “Rent”, shall constitute “rent” for the purposes of Section 502(b)(6) of the Bankruptcy Code; and (d) if this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, any and all monies or other considerations payable or otherwise to be delivered to Landlord or Agent (including Base Rent, Additional Rent and other amounts hereunder), shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the bankruptcy estate of Tenant.  Any and all monies or other considerations constituting Landlord’s property under the preceding sentence not paid or delivered to Landlord or Agent shall be held in trust by Tenant or Tenant’s bankruptcy estate for the benefit of Landlord and shall be promptly paid to or turned over to Landlord.

23.          MISCELLANEOUS.

23.1.       Estoppel Certificates.  Tenant agrees to furnish, from time to time, within ten (10) business days after receipt of a written request from Landlord, for the benefit of Landlord, Landlord’s agent, Landlord’s mortgagee, any prospective lender or any prospective purchaser of the Premises, a statement certifying, if applicable, or except as otherwise noted, the following:  that Tenant is in possession of the Premises; the Premises are acceptable; the Lease is in full force and effect; the Lease is unmodified; Tenant claims no present charge, lien, or claim of offset against rent; the rent is paid for the current month, but is not prepaid for more than one month and will not be prepaid for more than one month in advance; there is no existing default by reason of some act or omission by Landlord; and such other matters as may be reasonably required by Landlord.  Tenant hereby appoints Landlord as its lawful attorney in fact to execute any estoppel certificate required by Landlord and not executed by Tenant within such ten (10) business days.

23.2.       Parking.  Landlord shall make available all of the available parking spaces in the parking areas of the Property existing as of the date hereof to Tenant and its customers and guests, except in the event that the Property is or becomes a multi-tenant property, in which case Landlord shall provide sufficient parking spaces in proportion to Tenant’s pro-rata share of the Property, on an unassigned, nonexclusive basis for Tenant to operate its business.  Tenant shall not interfere, nor permit its agents, employees, contractors, customers, invitees or licensees to interfere with the rights of Landlord and others entitled to use the parking areas.  All parking facilities furnished by Landlord shall be subject to the reasonable control and management of Landlord, who may, from time to time, (a) establish, modify and enforce reasonable rules and regulations with respect thereto, (b) change or reconfigure the parking facilities, including changing the location of all visitor or customer spaces, provided such changes or reconfigurations are no less advantageous to Tenant and its customers and guests, (c)

construct or repair any portion thereof, and/or (d) assign parking spaces in designated areas. Tenant shall have the ability, right and sufficient access and space to site a mobile MRI unit in the parking or other areas of the Property in a location reasonably acceptable to Tenant, if possible.

23.3.       Merger.  All prior understandings and agreements between the parties solely with respect to the Premises and Property are merged in this Lease, including the prior lease between Landlord and Tenant, dated December 1, 1997, and the guaranty of that lease by Guarantor, both of which are hereby terminated and of no further force or effect, and this Lease shall supersede such prior lease and guaranty, and this Lease alone fully and completely expresses the agreement of the parties; provided, however, notwithstanding the foregoing sentence, nothing in this Lease shall affect the rights and obligations of the parties pursuant to that certain Confidential Settlement and Mutual Release entered into by and between Landlord and its related entities and Guarantor and its related entities dated of even date herewith.  No agreement shall be effective to modify this Lease, in whole or in part, unless such agreement is in writing, and is signed by the party against whom enforcement of said change or modification is sought.

23.4.       Notices.  Any notice required to be given by either party pursuant to this Lease, shall be in writing and shall be deemed to have been properly given, rendered or made only if (a) personally delivered, or (b) if sent by Federal Express or other comparable commercial overnight delivery service, or (c) sent by certified mail, return receipt requested and postage prepaid, addressed (in the case of any or all of (a), (b) and (c) above) to the other party at the addresses set forth below each party’s respective signature block (or to such other address as Landlord or Tenant may designate to each other from time to time by written notice), and shall be deemed to have been given, rendered or made (i) on the day so delivered or (ii) in the case of overnight courier delivery on the first business day after having been deposited with the courier service, and (iii) in the case of certified mail, on the third (3rd) business day after deposit with the U.S. Postal Service.

23.5.       Non-Waiver.  The failure of either party to insist, in any one or more instances, upon the strict performance of any one or more of the obligations of this Lease, or to exercise any election herein contained, shall not be construed as a waiver or relinquishment for the future of the performance of such one or more obligations of this Lease or of the right to exercise such election, but the Lease shall continue and remain in full force and effect with respect to any subsequent breach, act or omission.  The receipt and acceptance by Landlord or Agent of Base Rent or Additional Rent with knowledge of breach by Tenant of any obligation of this Lease shall not be deemed a waiver of such breach.

23.6.       Legal Costs.  In the event of litigation related to any breach or default under this Lease, the court in such action shall award to the party in whose favor a judgment is entered a reasonable sum as attorneys’ fees and costs, which sum shall be paid by the losing party.  Tenant shall pay Landlord’s attorneys’ reasonable fees (not to exceed $1,000.00 per occurrence) incurred in connection with Tenant’s request for Landlord’s consent under provisions of this Lease governing assignment and subletting, or in connection with any other act which Tenant proposes to do and which requires Landlord’s consent.

23.7.       Parties Bound.  Except as otherwise expressly provided for in this Lease, this Lease shall be binding upon, and inure to the benefit of, the successors and assignees of the parties hereto.  Tenant hereby releases Landlord named herein from any obligations of Landlord for any period subsequent to the conveyance and transfer of Landlord’s ownership interest in the Property.  In the event of such conveyance and transfer, Landlord’s obligations shall thereafter be binding upon each transferee (whether Successor Landlord or otherwise).  No obligation of Landlord shall arise under this Lease until the instrument is signed by, and delivered to, both Landlord and Tenant.

23.8.       Recordation of Lease.  Tenant shall not record or file this Lease (or any memorandum hereof) in the public records of any county or state.

23.9.       Governing Law; Construction.  This Lease shall be governed by and construed in accordance with the laws of the state in which the Property is located.  If any provision of this Lease shall be invalid or unenforceable, the remainder of this Lease shall not be affected but shall be enforced to the extent permitted by law.  The captions, headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation.  This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted.  Each covenant, agreement, obligation, or other provision of this Lease to be performed by Tenant, shall be construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease.  All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

23.10.     Time.  Time is of the essence for this Lease.  If the time for performance hereunder falls on a Saturday, Sunday or a day that is recognized as a holiday in the state in which the Property is located, then such time shall be deemed extended to the next day that is not a Saturday, Sunday or holiday in said state.

23.11.     Authority of Tenant.  Tenant and the person(s) executing this Lease on behalf of Tenant (strictly in their capacities as officers of Tenant) hereby represent, warrant, and covenant with and to Landlord as follows: the individual(s) acting as signatory on behalf of Tenant is(are) duly authorized to execute this Lease; Tenant has procured (whether from its members, partners or board of directors, as the case may be), the requisite authority to enter into this Lease; this Lease is and shall be fully and completely binding upon Tenant; and Tenant shall timely and completely perform all of its obligations hereunder.

23.12.     WAIVER OF TRIAL BY JURY.  THE LANDLORD AND THE TENANT, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY ANY PARTY TO THIS LEASE WITH RESPECT TO THIS LEASE, THE PREMISES, OR ANY OTHER MATTER RELATED TO THIS LEASE OR THE PREMISES.

23.13.     Financial Information.  Financial information, including audited financial statements, with respect to MQ Associates, Inc., Tenant’s ultimate parent company and the Guarantor of this Lease, is publicly filed with the Securities and Exchange Commission (“SEC”) and available at http://www.sec.gov; provided, however, if MQ Associates, Inc., ceases to file its financial information with the SEC, upon Landlord’s written request, but in no event more frequently than would be required by the SEC, Tenant shall provide to Landlord, the most currently available audited financial statements of MQ Associates, Inc.; and if no such audited financial statements are available, then Tenant shall instead deliver to Landlord MQ Associates, Inc.’s most currently available unaudited balance sheet and income statement.  Furthermore, upon the delivery of any such financial statements from time to time during the Term, Tenant shall be deemed to automatically represent and warrant to Landlord that the financial statements delivered to Landlord are true, accurate and complete, and that there has been no adverse change in the financial condition of MQ Associates, Inc. since the date of the then-applicable financial statements.  Any financial information provided to Landlord pursuant to this Section 23.13 shall be subject to the confidentiality provisions of Section 23.14.

23.14.     Confidential Information.  Tenant agrees to maintain in strict confidence the economic terms of this Lease and any or all other materials, data and information delivered to or received by any or all of Tenant and Tenants’ Parties either prior to or during the Term in connection with the negotiation and execution hereof; provided, however, that Tenant may disclose such items or information if required to do so by law or any other governmental rule or regulation.  The provisions of this Section 23.14 shall survive the termination of this Lease for a period of one (1) year.

23.15.     Submission of Lease.  Submission of this Lease to Tenant for signature does not constitute a reservation of space or an option to lease.  This Lease is not effective until execution by and delivery to both Landlord and Tenant.

23.16.     Lien Prohibition.  Tenant shall not permit any mechanics or materialmen’s liens to attach to the Premises or the Property.  Tenant, at its expense, shall procure the satisfaction or discharge of record of all such liens and encumbrances within thirty (30) days after the filing thereof; or, within such thirty (30) day period, Tenant shall provide Landlord, at Tenant’s sole expense, with endorsements (reasonably satisfactory, both in form and substance, to Landlord and the holder of any mortgage or deed of trust) to the existing title insurance policies of Landlord and the holder of any mortgage or deed of trust, insuring against the existence of, and any attempted enforcement of, such lien or encumbrance.  In the event Tenant has not so performed, Landlord may, at its option, pay and discharge such liens and Tenant shall be responsible to reimburse Landlord, on demand and as Additional Rent under this Lease, for all costs and expenses incurred in connection therewith, together with Default Interest thereon, which expenses shall include reasonable fees of attorneys of Landlord’s choosing, and any costs in posting bond to effect discharge or release of the lien as an encumbrance against the Premises or the Property.

23.17.     Counterparts.  This Lease may be executed in multiple counterparts, but all such counterparts shall together constitute a single, complete and fully-executed document.

23.18.     Exclusive Diagnostic Imaging Provider.  Tenant shall be the exclusive provider of high-modality diagnostic imaging services (i.e. magnetic resonance imaging, or MRI, and Computed Tomography, or CT, services) within the Property in the event that the Property is, or becomes, a multi-tenant property.

23.19.     Tenant’s Termination Option.  Simultaneously with the execution of this Lease, Landlord and other entities affiliated with Tenant are executing seventeen (17) other leases for medical office buildings in the states of Tennessee, North Carolina, South Carolina, Georgia, Alabama and Florida, which leases are listed on Exhibit D hereto (collectively with this Lease, the “MedQuest Leases”).  Notwithstanding anything to the contrary contained herein, Tenant may terminate this Lease at any time after the Commencement Date, and one (1) other individual lease among the MedQuest Leases listed on Schedule I of Exhibit D (“Tenant’s Termination Option”); provided, however, Tenant may not terminate any of the MedQuest Leases listed on Schedule II of Exhibit D pursuant to this subsection.  If Tenant elects to exercise Tenant’s Termination Option and terminate this Lease as one (1) of the two (2) leases Tenant or Tenant’s affiliates may terminate pursuant to this subsection or similar provisions contained in the other MedQuest Leases, Tenant shall provide Landlord with not less than ninety (90) days’ prior written notice of the early termination date, and, simultaneously with the giving of such notice, Tenant shall pay to Landlord an early termination fee equal to one (1) year’s Base Rent for the Premises in effect at the time of the notice (“Tenant’s Termination Fee”).  The parties hereby acknowledge and agree that the damages to Landlord caused by Tenant’s exercise of Tenant’s Termination Option are highly speculative and difficult to calculate, and, as such, Tenant’s Termination Fee is a fair and reasonable estimate of Landlord’s damages and related costs stemming from such exercise and shall constitute liquidated damages with respect to such termination.

[Signature Page Follows]

In Witness Whereof, Landlord and Tenant have duly executed this Lease as of the day and year first above written.

LANDLORD:

Image Properties, LLC, a South Carolina limited liability company

By:

By:
Its:
Date:

TENANT:

[medquest entity], a corporation

By:

By: Todd E. Andrews
Its: Treasurer
Date: August , 2006

Landlord’s Addresses for Notices:

Image Properties, LLC

4300 North Point Parkway, Suite 350

Alpharetta, Georgia 30022

Attention: Tom Gentry

With a copy to:

Sutherland Asbill & Brennan LLP

999 Peachtree Street NE

Atlanta, Georgia 30309-3996

Attn: H. Edward Hales, Jr.

Tenant’s Addresses for Notices:

[MedQuest Entity]

c/o MQ Associates, Inc.

4300 North Point Parkway

Alpharetta, Georgia 30022

Attention: Deborah Williams

With a copy to:

MQ Associates, Inc.

4300 North Point Parkway

Alpharetta, Georgia 30022

Attention: Todd Latz

LEASE EXHIBIT A

1

LEASE EXHIBIT B

Confirmation of Commencement Date

[Date]

[Tenant’s Name and Address]

RE:           [Describe lease, by title and date (the “Lease”); name Landlord and Tenant]

Dear [Name of Contact Person at Tenant]:

This letter shall confirm that the Commencement Date for the above-referenced Lease is [specify Commencement Date].

[Name of Tenant], as Tenant, hereby acknowledges the following: (i) Tenant is in possession of the Premises (as defined in the Lease); (ii) the Lease is in full force and effect; (iii) Landlord is not in default under the Lease; and (iv) possession of the Premises is accepted by Tenant as having been delivered in accordance with the terms and conditions of the Lease.

Our records indicate the following information for the [Number of square feet comprising Premises] square feet of space:

Commencement Date:	200

Base Rent Commencement Date:	200

Next Monthly Base Rent Due:	200

Operating Expense Commencement Date:	200

Lease Expiration Date:	200

Please sign two (2) copies of this letter in the space provided below acknowledging your agreement with the above and return them to me at my office.  I suggest you attach a copy of this letter to your copy of the Lease.

Thank you again for your cooperation and assistance regarding this matter.  Please contact me at any time should you have questions regarding the lease, building, or any related manner.

Sincerely,	Acknowledged and Agreed to this day of , 20

[Name]	[Name of Tenant]
Property Manager

By:

Title:

2

Lease Exhibit C

Insurance Certificates

Lease Exhibit D

MedQuest Leases

Addendum Number 1

Renewal Option

1.               Provided that this Lease is in full force and effect and Tenant is not in default of its obligations hereunder (and no event is occurring which, with the giving of notice, or passage of time, or both, would constitute an event of default) at the time a Renewal Option (defined below) is exercised and at the commencement of a Renewal Term (defined below), Landlord hereby grants to Tenant  two (2) options to extend the Term (each, a “Renewal Options”) for a period of five (5) years (each, a “Renewal Term”), upon the same terms and conditions as are contained in this Lease, except as provided in this Addendum.  The Renewal Options granted herein shall be exercised, if at all, by written notice (a “Renewal Notice”) to Landlord given not more than one hundred twenty (120) and not less than sixty (60) days prior to the expiration of the original Term or the preceding Renewal Term, as the case may be.  In the event that Tenant fails to deliver a Renewal Notice on a timely basis, Tenant shall have no further right to extend the original Term or Renewal Term, as the case may be.

2.               The Base Rent for first Lease Year of any Renewal Term shall be determined by increasing the Base Rent from the previous Lease Year based on the applicable increase in the Index, pursuant to the terms of Section 2.2 of this Lease.  Thereafter, for the remaining Lease Years in the applicable Renewal Term, the terms of Section 2.2 of the Lease shall continue to apply, including, without limitation, the required adjustment of Base Rent on each subsequent Adjustment Date.

3.               Tenant shall have no further or additional right to extend the Term of this Lease beyond the two (2) Renewal Terms.  Landlord shall have no obligation to make improvements, decorations, repairs, alterations or additions to the Premises as a condition to Tenant’s obligation to pay Rent for any Renewal Term.

4.               The Renewal Options granted pursuant to this Addendum are personal to the Tenant and its affiliates.  If the Tenant subleases any portion of the Premises or assigns or otherwise transfers any interests under this Lease to any person or entity other than an affiliate, any unexercised Renewal Options shall automatically and irrevocably be rendered null and void.

Addendum 2

FORM OF GUARANTY

THIS GUARANTY (the “Guaranty”) made and entered into this 31st day of August, 2006, by MQ Associates, Inc. (“Guarantor”), a Delaware corporation, to and for the benefit of Image Properties, LLC, a South Carolina limited liability company (“Landlord”).

W I T N E S S E T H:

WHEREAS, Landlord and Chattanooga Diagnostic Imaging, Inc., a Tennessee corporation, as Tenant (the “Tenant”) propose to enter into a certain Medical Office Building Lease dated _August 31, 2006 (the “Lease”) pursuant to which Tenant shall lease certain premises (the “Premises”) more particularly described therein;  and

WHEREAS, Guarantor as a related entity to Tenant is desirous that Landlord make and enter into the Lease with Tenant; and

WHEREAS, Landlord requires as a condition to its execution of the Lease that Guarantor guarantees the full performance of the obligations of Tenant under the Lease;

NOW, THEREFORE, for and in consideration of Ten and No/100 Dollars ($10.00), the execution of the Lease by Landlord and for other good and valuable consideration, the receipt, adequacy and sufficiency of all of which are hereby acknowledged by Guarantor, Guarantor does hereby agree as follows:

1.             Guaranty - Guarantor hereby unconditionally guarantees the full, faithful and punctual performance of each and all of the terms, covenants, agreements and conditions of the Lease to be kept and performed by Tenant, in accordance with and within the time prescribed by the Lease, including, without limitation, the payment of all Base Rent, Additional Rent and all other charges accruing under the Lease, any damages owed Landlord in the event Tenant defaults under the Lease, together with interest on all of the foregoing as provided in the Lease, and all other costs and expenses of collection, including, without limitation, reasonable attorneys’ fees (all of the foregoing sometimes hereinafter referred to as the “Obligations”).  Guarantor does hereby agree that if all or any part of the Obligations are not paid or performed by Tenant pursuant to the terms and conditions of the Lease, Guarantor will immediately make such payments to Landlord or perform such Obligations.

2.             No Discharge - This Guaranty by Guarantor shall continue for the benefit of Landlord notwithstanding (i) any extension, modification, amendment or alteration of the Lease, (ii) any assignment of the Lease or sublease of the Premises without the consent of Landlord, or sublease of the Premises with the consent of Landlord (iii) any release, extension or modification of the liability of Tenant or any other party liable under the Lease or any other guaranty of the Lease, (iv) any dissolution or liquidation of Tenant or change in the composition of the ownership of Tenant.  No such extension, modification, amendment, alteration or assignment (without Landlord consent) of the Lease, sublease of the Premises,  release, extension, or modification of liability of Tenant or other liable party, dissolution or liquidation of Tenant or change in the composition of ownership of Tenant, and no other agreements or releases between Landlord and Tenant or between Landlord and any other party liable under the Lease or any other guaranty of the Lease (with or without notice to or knowledge of Guarantor) shall in any manner release or discharge Guarantor; and Guarantor does hereby consent to any such extension, modification, amendment, alteration, release or assignment of the Lease, sublease of the Premises, dissolution or liquidation of Tenant or change in the composition of ownership of Tenant.  This Guaranty shall in all respects be a continuing, absolute and unconditional guaranty, and shall remain in full force and effect notwithstanding, without limitation, the death or incompetency of Guarantor.

3.             Unchanged by Bankruptcy -  This Guaranty will continue unchanged notwithstanding any bankruptcy, reorganization, or insolvency of Tenant or any successor or assignee thereof, any discharge of Tenant or any successor or assignee pursuant thereto or by any disaffirmance or abandonment by a trustee or Tenant. If any payment by Tenant is held to constitute a preference under any applicable bankruptcy or similar law or for any reason Landlord is required to refund any sums to Tenant, Guarantor shall remain liable for the amounts refunded by Landlord to Tenant.

4.             Transfer or Assignment - Landlord may without notice, assign or transfer this Guaranty in whole or in part and no such assignment or transfer of the Lease shall operate to extinguish or diminish the liability of Guarantor hereunder.

5.             Primarily Liable - This Guaranty is a guaranty of payment and not of collection.  The liability of Guarantor under this Guaranty shall be primary and direct and in any right of action which shall accrue to Landlord under the Lease, Landlord may, at its option, proceed against Guarantor without having commenced any action, or having obtained any judgment, against Tenant or any other party liable under the Lease or any other guaranty of the Lease.

6.             Default – If an Event of Default (as defined in the Lease) occurs under the Lease, Landlord shall have the right to enforce its rights, powers and remedies under the Lease, any other guaranty of the Lease, and under this Guaranty and all rights, powers and remedies available to Landlord shall be non-exclusive and cumulative of all other rights, powers and remedies under the Lease, any other guaranty of the Lease or under this Guaranty or by law or in equity.  The obligations of Guarantor hereunder are independent of the obligations of Tenant or any other guarantor, and Landlord may proceed directly to enforce all rights under this Guaranty without proceeding against or joining Tenant, any other guarantor or any other person or entity.  Guarantor hereby authorizes and empowers Landlord upon a Event of Default by Tenant under the Lease, at its sole discretion and without notice to Guarantor, to exercise any right or remedy which Landlord may have under the Lease and Guarantor shall be liable to Landlord for any deficiency resulting from the exercise by it of any such remedy, even though any right which Guarantor may have against Tenant or others may be lost or diminished by exercise of any such remedy.  Until all of the Obligations have been performed and paid in full, Guarantor shall have no right of subrogation to Landlord and Guarantor hereby waives any rights to enforce any remedy which Landlord may have against Tenant.

7.             Proceeds - Guarantor hereby authorizes Landlord, without notice to Guarantor, to apply all payments and credits received from Tenant or realized from any personal property of Tenant on the Premises in such manner and in such priority as Landlord in its sole judgment shall see fit to the Obligations which are the subject of this Guaranty.

8.             Binding on Successors - Guarantor’s obligations hereunder shall not be assigned or delegated but this Guaranty shall pass to and be fully binding upon any successors, heirs, assigns and/or trustees of Guarantor.

9.             Waivers - Guarantor expressly waives and agrees not to assert or take advantage of:  (a) the defense of the statute of limitations in any action hereunder or in any action for collection of the Obligations, (b) any defense that may arise by reason of the failure of Landlord to file or enforce a claim against Guarantor in bankruptcy or any other proceeding, (c) any defense based on the failure of Landlord to give notice of the creation, existence or incurring of any new obligations or on the action or non-action of any person or entity in connection with the Obligations, (d) any defense based on any duty on the part of Landlord to disclose to Guarantor any facts it may know or hereinafter acquire regarding Tenant, (e) any defense based on lack of diligence on the part of Landlord in the collection of any and all of the Obligations, (f) demand for payment, presentment, notice of protest or dishonor, notice of acceptance of this Guaranty, and any and all other notices or demands to which Guarantor might otherwise be entitled by law, (g) any defense arising from the extinguishment of the Obligations by an act of Landlord without the consent of Guarantor, (h) any defense arising from any release or compounding with any other guarantor without the consent of the Guarantor, (i) any defense relating to any change in the nature or terms of the Obligations without the consent of Guarantor, (j) any defense arising from any act of Landlord that injures Guarantor or exposes Guarantor to increased risk, and/or (k) any defense arising from Landlord’s failure to commence an action against Tenant.

10.           Choice of Law; Consent to Jurisdiction - Guarantor acknowledges and agrees that this Guaranty shall be governed by, and construed and interpreted in accordance with, the laws of the state in which the Premises is located.  Guarantor hereby consents to personal jurisdiction in such state for the enforcement of this Guaranty and hereby waives any and all claims of rights under the laws of that state or of the United States or of any other state or country, to object to jurisdiction within that state for the purpose of litigation to enforce this Guaranty.  In the event such litigation is commenced, Guarantor agrees that service of process may be made and personal jurisdiction obtained over Guarantor by serving a copy of the summons and complaint upon Guarantor by a generally recognized courier service (e.g., Federal Express, UPS or DHL) at the address set forth below Guarantor’s signature or any other address notice of which is provided by Guarantor to Landlord.  Nothing contained herein, however, shall prevent the Landlord from bringing any action or exercising any rights against Guarantor personally, or against any property of Guarantor, within any other county, state or country.  The means of obtaining personal jurisdiction and perfecting service of process set forth above are not intended to be exclusive but are cumulative and in addition to all other means of obtaining personal jurisdiction and perfecting service of process now or hereafter provided by the laws of the state in which the Premises is located, the United States or any other state or country.

11.           Financial Statements; Estoppel Certificates - Guarantor files its audited financial statements publicly with the Securities and Exchange Commission and such financial statements are available at www.sec.gov.  Guarantor further agrees from time to time to provide Landlord and any prospective purchaser or lender dealing with Landlord, a statement certifying that this Guaranty is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified stating such modification) and such further information as such prospective purchaser or lender may reasonably request.  Guarantor agrees that any such certificate may be relied upon by anyone purchasing the property that is the subject of the Lease or making any loan secured by such property.

12.          Representations - Guarantor hereby represents and warrants that:

(a)           Guarantor is not in default under any agreement to which Guarantor is a party, the effect of which will impair performance by Guarantor of the Obligations;

(b)           There are no actions, suits or proceedings pending or threatened against Guarantor before any court or any governmental, administrative, regulatory, adjudicatory or arbitrational body or agency of any kind that will affect performance by Guarantor of the Obligations; and

(c)           Neither this Guaranty nor any document, financial statement, credit information, certificate or statement heretofore furnished or required herein to be furnished to Landlord by Guarantor contains any untrue statement of facts or omits to state a fact material to this Guaranty as of the date of this Guaranty.

13.          Notices - Any notice, demand or document required or permitted to be delivered by this Guaranty or the Lease shall be deemed to be delivered (whether or not actually received) when delivered personally or when delivered by a generally recognized courier service (e.g., Federal Express, UPS or DHL) at the address set forth below Guarantor’s signature or any other address notice of which is provided by Guarantor to Landlord.

14.          Miscellaneous - The invalidity or unenforceability in any particular circumstances of any provision of this Guaranty shall not extend beyond such provision or circumstances, and no other provision of this instrument shall be affected thereby.  This provision shall control every other provision of this Guaranty.  Whenever used herein, the singular number shall include the plural, the plural the singular, and the use of any gender shall include all genders.  The paragraph headings used in this Guaranty are for suggestive purposes only and are not intended to be an accurate or comprehensive summary of the terms and provisions of this Guaranty.  Time is of the essence of this Guaranty.  The liability of Guarantor hereunder shall be joint and several with the liability of any other guarantor of the Lease and with the liability of any other party liable under the Lease.  This Guaranty may not be changed orally, and no obligation of Guarantor can be released or waived by Landlord except by a writing signed by Landlord.

IN WITNESS WHEREOF, Guarantor has hereunder caused this Guaranty to be executed under seal and delivered to Landlord the day and year first above written.

MQ Associates, Inc., a Delaware corporation

By:
Name:
Its:

Date:

Address:

MQ Associates, Inc.
4300 North Point Parkway
Alpharetta, Georgia 30022
Attention: Todd Latz

SCHEDULE 1

Schedule Identifying Documents Omitted and Material Differences in These Documents from the Agreement Filed As Exhibit 10.40

LESSEE	LOCATION	SQ. FT.	MONTHLY RENTAL RATE	TERM	RENEWAL OPTION	EARLY TERMINATION OPTION(1)

Open MRI & Imaging of Albany, LLC	Albany, GA	4,896	$5,798.00	9/1/06 - 12/31/06	None	Yes
Asheville Open MRI, Inc.	Asheville, NC	6,818	$13,636.00	9/1/06 - 8/31/13	(2) 5 Year	No
Open MRI & Imaging of Athens, LLC	Athens, GA	3,007	$7,642.79	9/1/06 - 8/31/13	(2) 5 Year	Yes
South Carolina Diagnostic Imaging, Inc.	Charleston, SC	3,605	$7,735.73	9/1/06 - 8/31/13	(2) 5 Year	No
Chattanooga Diagnostic Imaging, Inc.	Chattanooga, TN	7,416	$11,742.00	9/1/06 - 8/31/13	(2) 5 Year	Yes
Palmetto Imaging, Inc.	Columbia, SC	4,800	$10,208.00	9/1/06 - 8/31/13	(2) 5 Year	No
Open MRI & Imaging of Conyers, LLC	Conyers, GA	2,943	$6,437.81	9/1/06 - 8/31/13	(2) 5 Year	Yes
Dothan Diagnostic Imaging, Inc.	Dothan, AL	3,500	$7,656.25	9/1/06 - 8/31/13	(2) 5 Year	Yes
Carolina Imaging, Inc. of Fayetteville	Fayetteville, NC	10,234	$23,154.43	9/1/06 - 8/31/13	(2) 5 Year	No
Florida Diagnostic Imaging Center, Inc.	Fort Walton Beach, FL	2,300	$6,900.00	9/1/06 - 8/31/13	(2) 5 Year	Yes
Mobile Open MRI, Inc.	Mobile, AL	5,900	$9,833.33	9/1/06 - 8/31/13	(2) 5 Year	Yes
Montgomery Open MRI, LLC	Montgomery, AL	4,293	$7,691.63	9/1/06 - 8/31/13	(2) 5 Year	Yes
BioImaging at Harding, Inc.	Nashville, TN	3,576	$6,016.62	9/1/06 - 12/31/07	None	Yes
Florida Diagnostic Imaging Center, Inc.	Panama City, FL	3,500	$7,437.50	9/1/06 - 8/31/13	(2) 5 Year	Yes
Lexington Open MRI, Inc.	Columbia, SC	7,180	$11,326.45	9/1/06 - 8/31/13	(2) 5 Year	No
Lexington Open MRI, Inc.	Columbia, SC	2,733	$3,074.63	9/1/06 - 8/31/13	(2) 5 Year	No
Piedmont Imaging, Inc.	Winston-Salem, NC	5,824	$13,997.01	9/1/06 - 12/31/06	None	No

(1)           Early termination option is exercisable on any two (2) properties upon the payment of one year of base rent.